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                                                                   EX-99.B(6)(d)

                                                                (Class D Shares)

                   FLAG INVESTORS TELEPHONE INCOME FUND, INC.

                          FLAG INVESTORS CLASS B SHARES

                             DISTRIBUTION AGREEMENT


                  AGREEMENT made as of the ___ day of __________________, 1993, by and between FLAG INVESTORS TELEPHONE INCOME FUND, INC., a Maryland corporation (the "Fund"), and Alex. Brown & Sons
Incorporated, a Maryland corporation ("Alex. Brown").


                               W I T N E S S E T H


                  WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and

                  WHEREAS, the Fund wishes to appoint Alex. Brown as the exclusive distributor of the class of shares of the Fund known as the Flag Investors Class B Shares (the "Shares") and Alex. Brown wishes to become the distributor of the Shares; and

                  WHEREAS, the compensation to Alex. Brown hereunder and the payments contemplated by paragraph 9 constitute the financing of activities intended to result in the sale of Shares, and this Agreement is entered into pursuant to a "written plan" pursuant to Rule 12b-1 under the Act (the "Plan") allowing the Fund to make such payments.

                  NOW, THEREFORE, in consideration of the premises, and of other good and valuable consideration by each of the parties hereto to the other party paid, and of the agreements, covenants and obligations herein contained, the parties hereto agree as follows:

                  1. Appointment. The Fund appoints Alex. Brown as the exclusive distributor of the Shares for the period and on the terms set forth in this Agreement. Alex. Brown accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

                  2. Delivery of Documents. The Fund has furnished Alex. Brown with copies, properly certified or authenticated, of each of the following:


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                           (a) The Fund's Articles of Incorporation, filed with
the Secretary of State of Maryland on November 4, 1988 and all amendments thereto;

                           (b) The Fund's By-Laws and all amendments thereto
(such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                           (c) Resolutions of the Fund's Board of Directors
authorizing the appointment of Alex. Brown as the Fund's Distributor of the Shares and approving this Agreement;

                           (d) The Fund's Notification of Registration filed
pursuant to Section B(a) of the 1940 Act on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission (the "SEC") on October 21, 1983;

                           (e) The Fund's Registration Statement on Form N-1A
under the Securities Act of 1933, as amended (the "1933 Act") (File No. 2-87336) and under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC") on October 21, 1983 relating to the Fund and all amendments thereto; and

                           (f) The Fund's most recent prospectus for the Shares
(such prospectus and all amendments and supplements thereto are herein called "Prospectus").

                  The Fund will furnish Alex. Brown from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

                  3. Duties as Distributor. Alex. Brown agrees that all solicitations for subscriptions for Shares shall be made in accordance with Fund's Articles of Incorporation and By-Laws, and its then current Registration Statement, Prospectus and Statement of Additional Information, and shall not at any time or in any manner violate any provisions of the laws of the United States or of any state or other jurisdiction which solicitations are then being made. In carrying out its obligations hereunder, Alex. Brown shall undertake the following actions and responsibilities:

                        (a) receive orders for purchase of Shares, accept or reject such orders on behalf of the Fund in accordance with the currently effective Prospectus for the Shares and the Fund's Statement of Additional Information and transmit such orders as are so accepted to the Fund's transfer agent as promptly as possible;

                        (b) receive requests for redemption from holders of Shares and transmit such redemption requests to the Fund's transfer agent as promptly as possible;

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                        (c) respond to inquiries from the Fund's shareholders
concerning the status of their accounts with the Fund;

                        (d) provide to the Fund's Treasurer, at least quarterly, a written report of the amounts expended in connection with all distribution services rendered pursuant to this Agreement, including an explanation of the purposes for which such expenditures were made; and

                        (e) take, on behalf of the Fund, all actions which appear to the Fund necessary to carry into effect the distribution of the Shares and perform such other administrative duties with respect to the Shares as the Fund's Board of Directors may require.

                  4. Distribution of Shares. Alex. Brown shall be the exclusive distributor of the Shares. It is mutually understood and agreed that Alex. Brown does not undertake to sell all or any of the Shares. The Fund shall not sell any of the Shares except through Alex. Brown and securities dealers who have valid Sub-Distribution Agreements with Alex. Brown. Notwithstanding the provisions of the foregoing sentence the Fund may issue its Shares at their net asset value to any shareholder of the Fund purchasing such Shares with dividends or other cash distributions received from the Fund pursuant to an offer made to all shareholders.

                  5. Control by Board of Directors. Any distribution activities undertaken by Alex. Brown pursuant to this Agreement, as well as any other activities undertaken by Alex. Brown on behalf of the Fund pursuant hereto, shall at all times be subject to any directives of the Board of Directors of the Fund. The Board of Directors may agree, on behalf of the Fund, to amendments to this Agreement, provided that any such amendment that would provide for a material increase in the amount expended by the Fund must be approved by the shareholders of the Fund before becoming effective.

                  6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, Alex. Brown shall at all times conform to:

                           (a) all applicable provisions of the 1940 Act and any
rules and regulations adopted thereunder as amended;

                           (b) the provisions of the Registration Statement of
the Fund under the 1933 Act and the 1940 Act;

                           (c) the provisions of the Articles of Incorporation
of the Fund;


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                           (d) the provisions of the By-Laws of the Fund;

                           (e) the rules and regulations of the National
Association of Securities Dealers, Inc. ("NASD") and all other self-regulatory organizations applicable to the sale of investment company shares; and

                           (f) any other applicable provisions of state and
federal law.

                  7. Expenses. The expenses connected with the Fund shall be allocable between the Fund and Alex. Brown as follows:

                           (a) Alex. Brown shall furnish, at its expense and
without cost to the Fund, the services of personnel to the extent that such services are required to carry out their obligations under this Agreement;

                           (b) Alex. Brown shall bear the expenses of any
promotional or sales literature used by Alex. Brown or furnished by Alex. Brown to purchasers or dealers in connection with the public offering of the Shares, the expenses of advertising in connection with such public offering;

                           (c) the Fund assumes and shall pay or cause to be
paid all other expenses of the Fund, including, without limitation: the fees of the Fund's investment advisor; the charges and expenses of any registrar, any custodian or depositary appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Fund to federal, state or other governmental agencies; the cost and expense of engraving or printing of stock certificates representing Shares; all costs and expenses in connection with maintenance of registration of the Fund and its shares with the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); the expenses of printing, including typesetting, and distributing prospectuses of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of directors or members of any advisory board or committee other than such directors or member who are "interested persons", of the Fund (as defined in Section 2(a)(19) of the 1940 Act); all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in Shares or in cash; charges and expenses of any outside service used for pricing of the Fund's Shares; charges and expenses of legal counsel, including

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counsel to the directors of the Fund who are not "interested persons" of the
Fund (as defined in Section 2(a)(19) of the 1940 Act), and of independent accountants, in connection with any matter relating to the Fund; a portion of membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and directors) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

                  8. Delegation of Responsibilities. Alex. Brown may, but shall be under no duty to, perform services on behalf of the Fund which are not required by this Agreement upon the request of the Directors. Such services will be performed on behalf of the Fund and Alex. Brown's charges in rendering such services may be billed monthly to the Fund, subject to examination by the Fund's independent accountants. Payment or assumption by Alex. Brown of any Fund expense that Alex. Brown is not required to pay or assume under this Agreement shall not relieve Alex. Brown of any of its obligations to the Fund or obligate Alex. Brown to pay or assume any similar Fund expense on any subsequent occasions.

                  9. Compensation. For the services to be rendered and the expenses assumed by Alex. Brown, the Fund shall pay to Alex. Brown, compensation at the annual rate of .60% of the average daily net assets of the Shares of the Fund. Except as hereinafter set forth, continuing compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month compensation for the part of the month during which this Agreement is in effect shall be prorated in a manner consistent with the calculations of the fees as set forth above.

                  10. Compensation for Servicing Shareholder Accounts. The Fund acknowledges that Alex. Brown may compensate its investment representatives for opening accounts, processing investor letters of transmittals and applications and withdrawal and redemption orders, responding to inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund, and communicating with the Fund and its transfer agent on behalf of the Fund shareholders.

                  11. Sub-Distribution Agreements. Alex. Brown may enter into sub-distribution agreements (the "Sub-Distribution Agreements") with any securities dealer who is registered under the Securities Act of 1934 and a member in good standing of the NASD, who may wish to act as a Participating Dealer in connection with the proposed offering. All Sub-Distribution Agreements

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shall be in substantially the form of the agreement attached hereto as Exhibit
"A". For processing Fund shareholders' redemption orders, responding to the inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund and communicating with the Fund, its transfer agent and Alex. Brown, Alex. Brown may pay each such Participating Dealer an amount not to exceed that portion of the compensation paid to Alex. Brown hereunder that is attributable to accounts of Fund shareholders who are customers of such Participating Dealer.

                  12. Non-Exclusivity. The services of Alex. Brown to the Fund are not to be deemed exclusive and Alex. Brown shall be free to render distribution or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of Alex. Brown may serve as officers or directors of the Fund, and that officers or directors of the Fund may serve as officers or directors of Alex. Brown to the extent permitted by law; and that officers or directors of Alex. Brown are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies.

                  13. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect for an initial term of two years and from year to year thereafter, provided that such continuance is specifically approved at least annually:

                           (a) (i) by the Fund's Board of Directors or by the
vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and

                           (b) by the affirmative vote of a majority of the
directors who are not "interested persons" of the Fund (as defined in Section 2(a)(19) of the 1940 Act) and who do not have a financial interest in the operation of this Agreement, by votes cast in person at a meeting specifically called for such purpose.

                  14. Termination. This Agreement may be terminated at any time, on sixty (60) days' written notice to the other party without the payment of any penalty, (i) by vote of the Fund's Board of Directors, (ii) by vote of a majority of the directors who are not "interested persons" of the Fund (as defined in Section 2(a)(19) of the 1940 Act) and who do not have a financial interest in the operation of this Agreement, (iii) by vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940
Act) or (iv) by Alex. Brown. The notice provided for herein may be waived by

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each party. This Agreement shall automatically terminate in the event of its assignment as defined in Section 2(a)(4) of the 1940 Act.

                  15. Liability. In the performance of its duties hereunder, Alex. Brown shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing all services provided for under this Agreement, but shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of Alex. Brown or reckless disregard by Alex. Brown of its duties under this Agreement.

                  16. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other parties at such address as such other party may designate for the receipt of such notice. Until further notice to the other parties, the addresses of the Fund and Alex. Brown are as follows:

                                    If to Alex. Brown:
                                    ------------------
                                    Alex. Brown & Sons Incorporated
                                    135 East Baltimore Street
                                    Baltimore, MD  21202

                                    If to the Fund:
                                    ---------------
                                    Flag Investors Telephone Income Fund, Inc.
                                    135 E. Baltimore Avenue
                                    Baltimore, Maryland 21202

                  17. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rules, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

[SEAL]                                          FLAG INVESTORS TELEPHONE INCOME
                                                FUND, INC.


Attest:/s/ Brian C. Nelson                      By /s/ Edward J. Veilleux
       -------------------                         ----------------------------

[SEAL]                                          ALEX. BROWN & SONS INCORPORATED


Attest:/s/ Brian C. Nelson                      By /s/ Richard T. Hale
       -------------------                         ----------------------------


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